                                                        Exhibit No. EX. 99.g.1.D

                              [Olstein Letterhead]

                                  May 24, 2006

U.S. Bank National Association
425 Walnut Street, M.L. CN-OH-W6TC
Cincinnati, OH 45202
Attn: Michael McVoy

     Re:      Amendment to Custodian Servicing Agreement between U.S. Bank, N.A.
              and The Olstein Funds relating  to  Proprietary  and  Confidential
              Information of the Trust

To U.S. Bank National Association:

     U.S. Bank National  Association,  a national banking association  organized and existing  under the laws of the United  States of America with its principal place of business at Cincinnati, OH (the "Custodian"),  and The Olstein Funds, a
Delaware  statutory  trust (the  "Trust"),  on behalf of its separate  series of shares,  have entered into a Custodian  Servicing  Agreement  dated  February 2,
1998, as amended (the  "Agreement"),  which  provides  that the  Custodian  will perform certain services relating to the custody and  administration of the cash and securities of the series of the Trust.  This letter agreement sets forth the
parties   understanding   of  the  treatment  of  proprietary  and  confidential
information  of the Trust,  on behalf of its series  under the  Agreement.  U.S.
Bank, N.A. acknowledges and agrees that:

     The Custodian agrees, on behalf of itself and its directors,  officers, and employees to treat  confidentially and as proprietary  information of the Trust, all records and other information  relative to the Trust and prior,  present, or potential shareholders of the Trust (and clients of said shareholders),  and not to use such records and  information  for any purpose other than the performance
of  its   responsibilities   and  duties  hereunder,   except  (i)  after  prior
notification  to and approval in writing by the Trust,  which approval shall not be  unreasonably  withheld and may not be withheld  where the  Custodian  may be exposed to civil or criminal  contempt  proceedings for failure to comply,  (ii)
when requested to divulge such information by duly constituted  authorities,  or
(iii) when so requested by the Trust.  Records and other  information which have become known to the public  through no wrongful  act of the  Custodian or any of its employees,  agents or  representatives,  and information that was already in the possession of the Custodian  prior to receipt  thereof from the Trust or its agent, shall not be subject to this paragraph.

     Further,  the Custodian will adhere to the privacy  policies adopted by the
Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard,  the  Custodian  shall have in place and maintain physical,  electronic and procedural  safeguards  reasonably designed to protect the security,  confidentiality  and  integrity  of, and to prevent  unauthorized access  to or use of,  records  and  information  relating  to the Trust and its shareholders.

     Unless  otherwise  noted,  the  capitalized  terms appearing in this letter shall have the same meaning ascribed to such terms in the Agreement.

                                             By:

                                             THE OLSTEIN FUNDS

                                             /s/ Michael Luper
                                             Name:  Michael Luper
                                             Title:  Treasurer
                                             Date:  May 24, 2006

Agreed and Accepted By:

U.S. BANK, NATIONAL ASSOCIATION

/s/ Joseph Neuberger
Name:  Joseph Neuberger
Title:  SVP
Date:  June 1, 2006